Exhibit 99.4
UNAUDITED SUPPLEMENTAL NON-GAAP PRO FORMA FINANCIAL INFORMATION
Background
On June 22, 2024, the Sonoco Products Company (“Sonoco” or the “Company”) entered into a definitive agreement to acquire all issued and outstanding equity interests in Titan Holdings I B.V. (“Eviosys”), a global supplier of metal packaging that produces food cans and ends, aerosol cans, metal closures and promotional packaging with a large metal food can manufacturing footprint in the Europe, Middle East, and Africa region from KPS Capital Partners, LP.
On December 4, 2024, the Company completed the acquisition of all issued and outstanding equity interests in Eviosys for €3.615 billion (approximately $3.8 billion based on the exchange rate as of December 4, 2024), net of cash acquired, on a cash-free and debt-free basis and subject to customary adjustments (the “Eviosys Acquisition”). The Company funded the Eviosys Acquisition, including related fees and expenses, with the net proceeds from the issuance and sale of senior unsecured notes, borrowings under two term loan facilities, and cash on hand. See Note 2 in Exhibit 99.3 to the Current Report on Form 8-K/A filed on February 19, 2025, to which this Exhibit 99.4 is attached (the “Current Report”) for more information.
Unaudited Supplemental Non-GAAP Pro Forma Financial Information
The Company is furnishing this Exhibit 99.4 to provide certain unaudited supplemental non-GAAP pro forma financial information with respect to the completed Eviosys Acquisition. The Company has provided unaudited pro forma condensed combined financial information of Sonoco and Eviosys and notes thereto prepared in accordance with Article 11 of Regulation S-X in Exhibit 99.3 to the Current Report.
This Exhibit 99.4 includes certain financial performance measures that are not in conformity with U.S. generally accepted accounting principles (“GAAP”), including Sonoco Adjusted EBITDA, Sonoco Adjusted EBITDA Margin, pro forma Adjusted EBITDA, and pro forma Adjusted EBITDA Margin. Sonoco Adjusted EBITDA and Sonoco Adjusted EBITDA Margin are derived from Sonoco’s audited financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2023 and its unaudited condensed consolidated financial statements included in its Quarterly Report on Form 10-Q for the quarter ended September 29, 2024. Pro forma Adjusted EBITDA and Pro forma Adjusted EBITDA Margin are derived from the unaudited pro forma condensed combined financial information of Sonoco and Eviosys and notes thereto filed as Exhibit 99.3 to this Current Report. Refer to Exhibit 99.3 to this Current Report for additional information regarding such pro forma condensed combined financial information.
Sonoco Adjusted EBITDA is defined as net income attributable to Sonoco, excluding the following: interest expense; interest income; provision for income taxes; depreciation, depletion and amortization expense; non-operating pension costs; net income/loss attributable to noncontrolling interests; restructuring/asset impairment charges; changes in last-in, first-out (“LIFO”) inventory reserves; gains/losses from the divestiture of businesses and other assets; acquisition, integration and divestiture-related costs; other income; derivative gains/losses; and other non-GAAP adjustments, if any, that may arise from time to time. Sonoco Adjusted EBITDA Margin is defined as Sonoco Adjusted EBITDA divided by Sonoco net sales. Pro forma Adjusted EBITDA is defined as pro forma net income attributable to Sonoco, excluding the same items as Sonoco Adjusted EBITDA, in each case calculated on a pro forma basis assuming Sonoco had owned Eviosys for the period presented. Pro forma Adjusted EBITDA Margin is defined as pro forma Adjusted EBITDA divided by pro forma net sales.
Sonoco’s non-GAAP financial measures are not calculated in accordance with, nor are they an alternative for, measures conforming to generally accepted accounting principles, and they may be different from similarly titled non-GAAP financial measures used by other companies. In addition, Sonoco’s non-GAAP financial measures are not based on any comprehensive set of accounting rules or principles. Sonoco presents non-GAAP financial measures to provide investors with information to evaluate its operating results in a manner similar to how management evaluates business performance. In addition, these same non-GAAP financial measures are used in determining incentive compensation for the entire management team and in providing earnings guidance to the investing community. Sonoco consistently applies its non-GAAP financial measures and use them for internal planning and forecasting purposes, to evaluate its ongoing operations, and to evaluate the ultimate performance of management and each business unit against plans/forecasts. Sonoco’s pro forma non-GAAP financial measures are provided for illustrative purposes only and do not purport to represent the actual financial position and results of operations that would have been achieved had the Eviosys Acquisition and related financing transactions occurred on the dates indicated, and do not reflect adjustments for any anticipated integration costs, synergies, operating efficiencies, tax savings or cost savings. In addition, pro forma Adjusted EBITDA and pro forma Adjusted EBITDA Margin do not give effect to any potential or planned divestitures by Sonoco, including the potential divestiture of ThermoSafe, Sonoco’s leading temperature-assured packaging business, for which Sonoco has initiated reviews of strategic alternatives, and the pending divestitures of the Company’s

Thermoformed and Flexible Packaging business and Global Trident business (collectively, “TFP”) pursuant to the December 18, 2024 agreement providing that the Company sell TFP to TOPPAN Holdings, Inc. for approximately $1.8 billion on a cash-free and debt-free basis and subject to customary adjustments and closing conditions. On a standalone basis, ThermoSafe, which is part of the All Other group of businesses, had revenue of $283 million and an Adjusted EBITDA Margin in the low twenties for the year ended December 31, 2023. On a standalone basis, TFP, which Sonoco formed by integrating its flexible packaging and thermoforming businesses within its Consumer Packaging segment effective as of January 1, 2024, had revenue of $1.3 billion and an Adjusted EBITDA Margin in the mid-teens for the year ended December 31, 2023.
Material limitations associated with the use of such measures include that they do not reflect all period costs included in operating expenses and may not be comparable with similarly named financial measures of other companies. Furthermore, the calculations of these non-GAAP financial measures are based on subjective determinations of management regarding the nature and classification of events and circumstances that the investor may find material and view differently. To compensate for any limitations in such non-GAAP financial measures, the Company believes that it is useful in evaluating its results to review both GAAP information, which includes all of the items impacting financial results, and the related non-GAAP financial measures that exclude certain elements, as described above. Further, the Company does not, nor does the Company suggest that investors should, consider any non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Whenever reviewing a non-GAAP financial measure, investors are encouraged to review the related reconciliation to understand how it differs from the most directly comparable GAAP measure.
Reconciliation of GAAP to Non-GAAP Financial Measures
The following table reconciles Sonoco Adjusted EBITDA, Sonoco Adjusted EBITDA Margin, pro forma Adjusted EBITDA, and pro forma Adjusted EBITDA Margin for the year ended December 31, 2023 and the nine months ended September 29, 2024 to net income attributable to Sonoco, Sonoco net income margin, pro forma net income attributable to Sonoco, and pro forma net income margin, respectively, for each of the periods presented. See Exhibit 99.3 to this Current Report for more detailed information regarding the unaudited pro forma condensed combined financial information of Sonoco and Eviosys.

	Year Ended December 31,		Nine Months Ended September 29,
(Unaudited)	2023		2024
Dollars in thousands	Sonoco	Pro Forma	Sonoco	Pro Forma

Net income attributable to Sonoco	$474,959	$377,739	$206,909	$161,718
Adjustments
Interest expense	136,686	362,739	122,503	234,965
Interest income	(10,383)	(12,224)	(13,127)	(15,984)
Provision for income taxes	149,278	119,394	65,821	67,074
Depreciation, depletion and amortization (a)	340,988	537,999	270,691	417,731
Non-operating pension costs	14,312	16,080	10,412	11,656
Net income attributable to noncontrolling interests	942	784	524	1,034
Restructuring/Asset impairment charges (b)	56,933	68,209	59,058	65,933
Changes in LIFO inventory reserves	(11,817)	(11,817)	(197)	(197)
(Gain)/loss from divestiture of business and other assets	(78,929)	(78,929)	27,292	27,292
Acquisition, integration and divestiture-related costs (c)	26,254	104,758	47,553	96,087
Other income, net (d)	(39,657)	(39,657)	(5,867)	5,497
Net gains from derivatives	(1,912)	(1,912)	(3,981)	(3,981)
Other adjustments (e)	10,142	14,675	851	24
Adjusted EBITDA	$1,067,796	$1,457,838	$788,442	$1,068,849

Net Sales	$6,781,292	$9,372,001	$4,936,888	$6,773,807
Net Income Margin	7.0%	4.0%	4.2%	2.4%
Adjusted EBITDA Margin	15.7%	15.6%	16.0%	15.8%

(a) Pro forma depreciation, depletion and amortization expense includes estimated depreciation and amortization for Eviosys of $84,213 and $112,198, respectively, for the year ended December 31, 2023, and $63,044 and $83,996, respectively, for the nine months ended September 29, 2024. See Notes 8(C) and 8(D) to Exhibit 99.3 to this Current Report for more information on the estimated depreciation and amortization related to Eviosys.
(b) Restructuring and restructuring-related asset impairment charges are a recurring item as the Company’s restructuring programs usually require several years to fully implement, and the Company is continually seeking to take actions that could enhance its efficiency. Although recurring, these charges are subject to significant fluctuations from period to period due to the varying levels of restructuring activity, the inherent imprecision in the estimates used to recognize the impairment of assets and the wide variety of costs and taxes associated with severance and termination benefits in the countries in which the restructuring actions occur.
(c) Pro forma acquisition, integration and divestiture-related costs for the year ended December 31, 2023 include Sonoco historical costs and give further pro forma effect to (i) a $25,404 increase in cost of sales to reflect the estimated step up of finished goods and work in process inventory to fair value, (ii) a $48,100 increase in legal and professional expenses to reflect estimated Eviosys Acquisition-related transaction costs and (iii) a $5,000 increase in selling, general and administrative expenses to reflect estimated retention bonuses for certain Eviosys employees. Pro forma acquisition, integration and divestiture-related costs for the nine months ended September 29, 2024 include Sonoco historical costs and give further pro forma effect to (i) $5,447 of legal and professional expenses incurred by Eviosys for costs related to the Eviosys Acquisition and (ii) $43,087 of selling, general and administrative expenses recognized by Eviosys to reflect estimated change in control bonuses for certain Eviosys employees.
(d) The pro forma adjustments to Other income,net for the nine-month period ended September 29, 2024, include Sonoco historical income,net and give further pro forma effect to the adjustment of a non-cash impairment charge related to certain Eviosys’s operations, included in Eviosys’s income statement for the nine-month period ended September 29, 2024.

(e) Pro forma other adjustments for the year ended December 31, 2023 include Sonoco historical costs and give further pro forma effect to $4,533 of costs associated with accounting for Eviosys’s operations in Turkey as highly inflationary under GAAP. Pro forma other adjustments for the nine months ended September 29, 2024 include Sonoco historical costs and give further pro forma effect to $827 of income associated with accounting for Eviosys’s operations in Turkey as highly inflationary under GAAP.